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                                                                     Exhibit 4.1

                    STOCK FOR STOCK REORGANIZATION AGREEMENT


                          DATED AS OF JANUARY 27, 1999
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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE 1. CERTAIN DEFINITIONS.................................................1
         1.1.  Definitions.....................................................1

ARTICLE 2. SALE OF SHARES; PURCHASE PRICE......................................5
         2.1.  Purchase and Sale of Securities.................................5
         2.2.  Method of Conveyance............................................5
         2.3.  No Assumed Obligations..........................................6
         2.4.  Purchase Price..................................................6
         2.5.  Escrow Amount...................................................6
         2.6.  Purchase Price Adjustment.......................................6

ARTICLE 3. OTHER AGREEMENTS....................................................8
         3.1.  Access and Information; Confidentiality.........................8
         3.2.  Public Announcement.............................................8

ARTICLE 4. CERTAIN COVENANTS...................................................8
         4.1.  Conduct of Business.............................................8
         4.2.  Filings.........................................................9
         4.3.  Consummation of Agreement.......................................9
         4.4.  Employee Benefits..............................................10
         4.5.  Certain Transactions...........................................10
         4.6.  Tax Records....................................................10
         4.7.  Notice of Developments.........................................11
         4.8.  Exclusivity....................................................11
         4.9.  Title Insurance................................................11
         4.10.  Surveys.......................................................12
         4.11.  Tax Matters...................................................12

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE AGRO SELLER......14
         5.1.  Capital Stock..................................................14
         5.2.  Organization and Standing......................................15
         5.3.  Authorization; Consents; Enforceability........................15
         5.4.  No Violation...................................................16
         5.5.  Insurance......................................................16
         5.6.  Liens and Encumbrances.........................................16
         5.7.  Absence of Certain Changes.....................................16
         5.8.  Financial Statements...........................................17
         5.9.  Real Property..................................................17
         5.10.  Fixed Assets..................................................17
         5.11.  Intellectual Property.........................................18
         5.12.  Ownership of Assets...........................................18


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         5.13.  Contracts.....................................................18
         5.14.  Litigation....................................................18
         5.15.  Operations Conducted Lawfully.................................19
         5.16.  Environmental Matters.........................................19
         5.17.  Taxes.........................................................19
         5.18.  Labor Relations...............................................20
         5.19.  Employee Plans................................................20
         5.20.  Investment....................................................21
         5.21.  Title to Assets...............................................21
         5.22.  Subsidiaries..................................................21
         5.23.  Undisclosed Liabilities.......................................21
         5.24.  Certain Business Relationships With the Target and Its
                Subsidiaries..................................................21
         5.25.  Disclosure....................................................22
         5.26.  Hart-Scott-Rodino.............................................22
         5.27.  Pooling.......................................................22

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF BUYER............................22
         6.1.  Organization and Standing of Buyer.............................22
         6.2.  No Violation...................................................22
         6.3.  Authorization; Enforceability; Consents........................23
         6.4.  No Litigation..................................................23
         6.5.  Financing......................................................23
         6.6.  Investment Intent..............................................23
         6.7.  Securities Exchange Act of 1934................................23

ARTICLE 7. CONDITIONS PRECEDENT...............................................24
         7.1.  General Conditions.............................................24
         7.2.  Conditions to Obligations of the Buyer.........................24
         7.3.  Conditions to Obligation of Sellers and the Agro Seller........25

ARTICLE 8. THE CLOSING........................................................26
         8.1.  Closing........................................................26
         8.2.  Deliveries at Closing..........................................26

ARTICLE 9. TERMINATION........................................................27
         9.1.  Termination....................................................27
         9.2.  Effect of Termination..........................................27

ARTICLE 10. INDEMNIFICATION...................................................27
         10.1.  Indemnification by the Sellers and the Agro Seller............27
         10.2.  Indemnification by Buyer......................................28
         10.3.   Procedure....................................................29
         10.4.  Nature and Survival of Representations and Warranties and
                Certain Liabilities...........................................29
         10.5.  Subrogation...................................................29
         10.6.  Net Indemnity Payment.........................................29


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ARTICLE 11. GENERAL PROVISIONS................................................30
         11.1.  Expenses......................................................30
         11.2.  Brokerage.....................................................30
         11.3.  Notices.......................................................30
         11.4.  Further Assurances............................................31
         11.5.  Resolution of Disputes........................................31
         11.6.  Assignment; Successors In Interest............................32
         11.7.  Governing Law.................................................32
         11.8.  Counterparts..................................................32
         11.9.  No Third Party Rights.........................................32
         11.10.  Severability.................................................33
         11.11.  Obligations of the AFA Group and Agro........................33
         11.12.  Entire Agreement.............................................33
         11.13.  Amendment; Waiver............................................33
         11.14.  Headings.....................................................33
         11.15.  Fair Construction............................................33


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                                    EXHIBITS


Exhibit A                  Shareholders of the AFA Group and Agro
Exhibit B                  Escrow Agreement
Exhibit C                  Apollo Lease
Exhibits D-1
  and D-2                  Employment Agreements
Exhibits E-1
  through E-3              Registration Rights Agreements



                                    SCHEDULES


Schedule 2.4(a)            Allocation of Stock
Schedule 2.6(a)            Net Worth as of June 30, 1998
Schedule 4.1               Conduct of Business
Schedule 5.1               Capital Stock
Schedule 5.3(b)            Consents of Sellers of the AFA Group and Agro
Schedule 5.4               Violations and Conflicts
Schedule 5.5               Insurance
Schedule 5.6               Liens
Schedule 5.7               Certain Changes
Schedule 5.9               Real Property
Schedule 5.10              Fixed Assets
Schedule 5.11              Intellectual Property
Schedule 5.13              Material Contracts
Schedule 5.14              Litigation
Schedule 5.15              Violations of Law
Schedule 5.17              Taxes
Schedule 5.19              Benefit Plans
Schedule 6.3(b)            Consents of Buyers


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                    STOCK FOR STOCK REORGANIZATION AGREEMENT


         THIS STOCK FOR STOCK REORGANIZATION AGREEMENT dated as of January 27, 1999 of , by and among Anthony A. Peterpaul, Frank Peterpaul (the "Seller" and collectively, the "Sellers"), Anthony Peterpaul (the "Agro Seller"), The AFA Group, Inc., AFA Pallet Co., Inc., Advanced Enterprises Recycling, Inc., Allied Equipt. & Sales Corp., Inc., American Supplies Sales Group, Inc., Artic, Inc. and Atlantic Transportation Technologies, Inc., all New Jersey corporations (collectively, the "AFA Group"), Agro Products, Inc., a New Jersey corporation ("Agro") and KTI Recycling of New Jersey, Inc., a Delaware corporation (the "Buyer").

         The Buyer desires to purchase from the Sellers, and the Sellers desire to sell, assign and transfer to the Buyer all of the stock in the AFA Group which any of the Sellers own or in which a Seller has an interest all on the terms and subject to the conditions hereinafter set forth. The Buyer and Sellers and the Agro Seller intend that the transaction be structured as a tax deferred transaction and accounted for by Buyer as a pooling of interests transaction under the Internal Revenue Code.

         The Buyer desires to purchase from the Agro Seller, and the Agro Seller desires to sell, assign and transfer to the Buyer all of the Agro Seller's stock in Agro, which the Agro Seller owns or in which the Agro Seller has an interest all on the terms and subject to the conditions hereinafter set forth. The Buyer and Agro Seller intend that the transaction be structured as a tax deferred transaction and accounted for by Buyer as a pooling of interests transaction under the Internal Revenue Code.

         Collectively, the securities of the AFA Group and of Agro to be purchased by the Buyer pursuant to this Agreement are the "Securities".

         The parties hereto, in consideration of the mutual promises set forth below, the mutuality and sufficiency of which are hereby acknowledged, hereby agree as follows:

                                   ARTICLE 1.

                               CERTAIN DEFINITIONS

         1.1. Definitions.

         "Adjusted Purchase Price" shall have the meaning specified in Section
2.6 of this Agreement.

         "AFA Group and Agro" shall have the meaning specified in the recitals to this Agreement.

         "AFA Group and Agro Employee Plan" shall mean any Employee Plan that The AFA Group and Agro maintain or contribute to or are required to contribute to or in which The AFA Group and Agro otherwise participate.

         "AFA Group and Agro Employees" shall have the meaning specified in
Section 4.4 (a) of this Agreement.
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         "Affiliate" shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended from time to time.

         "Apollo Lease" shall mean that particular Lease between Apollo Land and Development Corporation ("Apollo"), Advanced Enterprise Recycling, Inc. and Allied Equipt. & Sales Corp., Inc., in the form attached as Exhibit C hereto.

         "Base Purchase Price" shall have the meaning specified in Section 2.4 of this Agreement.

         "Business Day" shall mean any day which is not a Saturday, Sunday, or other day on which banks in the States of New Jersey and New York are authorized or required to close.

         "Buyer Losses" shall have the meaning specified in Section 10.1 of this Agreement.

         "Buyer Plans" shall have the meaning specified in Section 4.4 (b) of this Agreement.

         "Escrowed Shares" shall have the meaning specified in Section 2.5 of this Agreement.

         "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq.

         "Claim" shall have the meaning specified in Section 10.3 (a) of this Agreement.

         "Closing" shall have the meaning specified in Section 8.1 of this Agreement.

         "Closing Balance Sheet" shall have the meaning specified in Section 2.6
(a) of this Agreement.

         "Closing Date" shall have the meaning specified in Section 8.1 of this Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Consent" means any consent, waiver, approval, authorization, exemption, registration or declaration.

         "Contracts" shall mean all contracts, understandings, commitments or agreements, whether oral or written, to which any of the corporations comprising the AFA Group or Agro is a party.

         "EEOC" shall have the meaning specified in Section 5.18 of this Agreement.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Effective Time" shall have the meaning specified in Section 8.1 of this Agreement.

         "Employee Plan" shall mean any "employee benefit plan" (as defined in subsection 3(3) of ERISA), any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any current or


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former employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an employee benefit plan, and any employment agreement or consulting agreement.

         "Environmental Claims" shall mean any administrative, regulatory or judicial action, suit, demand, claim, lien and notice of noncompliance or violation relating to an Environmental Law by Governmental Authorities, or by private third parties.

         "Environmental Law" shall mean any applicable federal, state or local statute, law, rule, regulation, ordinance, permit or order relating to the protection of the environment, including without limitation CERCLA; the Toxic Substances Control Act, as amended, 15 U.S.C. Sections 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. Sections 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sections 1251 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901 et seq.; and any similar state or local law.

         "Escrow Account" shall mean the account established pursuant to the Escrow Agreement.

         "Escrow Agreement" shall mean the Escrow Agreement to be dated the Closing Date between the Buyer, the Sellers, the Agro Seller and Key Trust Company, National Association, or an affiliate, in substantially the form attached hereto as Exhibit B.

         "Escrow Amount" shall mean 40,000 shares of KTI Common Stock.

         "Financial Statements" shall have the meaning specified in Section 5.8 of this Agreement.

         "GAAP" shall mean generally accepted accounting principles, as in effect from time to time in the United States.

         "Governmental Authority" means any governmental, quasi-governmental, judicial, or regulatory agency or entity or subdivision thereof with jurisdiction over any of the corporations comprising the AFA Group or Agro, any of the Sellers or the Agro Seller or the Buyer or any of their respective affiliates or any of the transactions contemplated by this Agreement.

         "Indemnitee" shall have the meaning specified in Section 10.3 (a) of this Agreement.

         "Indemnitor" shall have the meaning specified in Section 10.3 (a) of this Agreement.

         "Individual Shares" shall have the meaning specified in Section 5.1 (a) of this Agreement.

         "Intellectual Property" shall mean all patents, copyrights, trademarks, service marks, trade secrets and other intellectual property owned or used by any of the corporations comprising the AFA Group or Agro.

         "Interim Statements" shall have the meaning specified in Section 5.8 of this Agreement.

         "Knowledge" shall mean, with respect to the Sellers and the Agro Seller, the actual knowledge of Anthony A. Peterpaul and Frank Peterpaul (with respect to the AFA Group) and


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Anthony Peterpaul (with respect to Agro) and, with respect to Buyer, the actual knowledge of Martin J. Sergi, William F. Kaiser, Stephen Soucy and Robert E. Wetzel.

         "KTI" shall mean KTI, Inc. the parent company of the Buyer.

         "KTI Common Stock" shall mean the Common Stock, par value $.01 per share, of KTI.

         "Leases" shall mean all leases by which any of the corporations comprising the AFA Group or Agro leases Real Property identified as "leased" on
Schedule 5.9.

         "Losses" shall have the meaning specified in Section 10.1 of this Agreement.

         "Material Adverse Effect" shall mean, with respect to a Person, any effect that is or is reasonably expected to be materially adverse to the business, results of operations, or financial or operating condition of such Person and, if applicable, its Subsidiaries, taken as a whole.

         "Material Contract" shall have the meaning specified in Section 5.13 of this Agreement.

         "Multiemployer Plan" shall mean a multiemployer plan as defined in section 4001(a)(3) of ERISA.

         "NLRB" shall have the meaning specified in Section 5.18 of this Agreement.

         "OSHA" shall mean the Occupational Safety and Health Administration of the United States Department of Labor.

         "Permits" shall mean all permits, authorizations, approvals, registrations, licenses, certificates or variances granted by or obtained from any Governmental Authority.

         "Person" shall mean any individual, company, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

         "Prime Rate" shall have the meaning specified in Section 2.5 of this Agreement.

         "Real Property" shall mean the real property specified in Schedule 5.9, and the structures, improvements, buildings and facilities located thereon and the easements and appurtenants thereto.

         "Redemption" shall have the meaning set forth in the recitals to this Agreement.

         "Securities" shall have the meaning specified in the recitals to this Agreement.

         "Seller" shall have the meaning specified in the recitals to this Agreement.

         "Seller Losses" shall have the meaning specified in Section 10.2 of this Agreement.

         "Subsidiary" shall mean, with respect to a specified Person, each corporation, partnership or other entity in which the specified Person owns or controls, directly or indirectly through one or more


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intermediaries, fifty percent (50%) or more of the stock or other interests having general voting power in the election of directors or Persons performing similar functions or rights to fifty percent (50%) or more of any distributions.

         "Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, imposed by any United States federal, state, local or foreign taxing authority.

         "Tax Return" shall mean any return, declaration, report, claim for refund, information return, statement, or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereto.

         "Third Party Claim" shall have the meaning specified in Section 10.3(b) of this Agreement.

         "Third Party Funded Debt" shall have the meaning specified in Section 2.2(c) of this Agreement. ARTICLE 2.

                         SALE OF SHARES; PURCHASE PRICE

         2.1. Purchase and Sale of Securities. On the terms and subject to the conditions herein set forth, the Buyer shall purchase from the Sellers and the Agro Seller all of the Securities, as of the Closing Date (as such term is heretofore defined).

         2.2. Method of Conveyance.

              (a) The sale, transfer, conveyance, assignment and delivery by the Sellers and the Agro Seller of the Securities to the Buyer shall be effected on the Closing Date by the execution and delivery of the Securities and customary stock powers, duly guaranteed and other appropriate documents by the Sellers and the Agro Seller, as appropriate (collectively, the "Instruments of Conveyance") to the Buyer, or its assignees.

              (b) At the Closing, good and valid title to all of the Securities shall be transferred, conveyed, assigned and delivered by the Sellers and the Agro Seller to the Buyer, or its assignees, pursuant to this Agreement and the Instruments of Conveyance, free and clear of any and all Liens (as defined below). For the purposes of this Agreement, the term "Lien" shall mean any pledge, security interest, encumbrance, lien or charge of any kind whatsoever.

              (c) At the Closing, the Sellers and the Agro Seller shall cause each corporation comprising the AFA Group and Agro to provide to the Buyer with an estoppel certificate signed by each creditor (excluding trade creditors) of any such corporation or Agro (the "Third Party Funded Debt"), each certificate indicating the balance due on the Third Party Funded Debt, including any


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accrued and unpaid interest thereon, as of the end of the preceding month, together with a per diem interest rate during the month in which the Closing occurs. If any of the Third Party Funded Debt has a personal guaranty from any of the Sellers or the Agro Seller, the Buyer shall use commercially reasonable efforts to obtain the release of such guarantees. If the holder of such Third Party Funded Debt refuses to release such guarantees, the Buyer shall pay such Third Party Funded Debt within 5 business days of the Closing Date or, if such debt has prepayment penalties or other features which mitigate against prepayment in the reasonable opinion of the Buyer, indemnify the Sellers or the Agro Seller, as appropriate, against any claims under such guarantees. The Buyer agrees to pay any Third Party Debt that is called as a result of the transaction contemplated by this Agreement.

              (d) At the Closing the Sellers and the Agro Seller shall cause each corporation comprising the AFA Group and Agro to provide to the Buyer a certificate signed by each such corporation indicating the balance of trade accounts payable ("Trade Accounts Payable") due to third parties, including any accrued and unpaid interest thereon, as of the end of the preceding month, together with a per diem interest rate, if any, during the month in which the Closing occurs.

         2.3. No Assumed Obligations. Pursuant to this Agreement, the Buyer does not assume any of the liabilities or obligations of any corporation comprising the AFA Group or Agro whether absolute, accrued, contingent or otherwise, whenever incurred; provided, that the Buyer understands that the assets of the corporations comprising the AFA Group and Agro are subject to existing liabilities and obligations.

         2.4. Purchase Price. In consideration of the transfer to the Buyer of the Securities and subject to the terms and conditions of this Agreement, the Buyer shall pay to the Sellers and the Agro Seller an aggregate amount (the "Aggregate Purchase Price") equal to: (i) 460,000 shares of KTI Common Stock (the "Base Purchase Price") (the same being allocated between the Sellers and the Agro Seller as set forth in Schedule 2.4(a), and 40,000 shares of which shall constitute the Escrow Deposit) and (ii) the Purchase Price Adjustment (as hereinafter defined, and which may be either positive or negative).

         2.5. Escrow Amount. The Buyer shall deposit the Escrow Amount into the Escrow Account not later than five Business Days after the Closing Date. The Escrow Amount, upon release from the Escrow Account, shall be delivered by the Escrow Agent to the Sellers and the Agro Seller in proportion to their respective holdings of the Securities as set forth in Exhibit A to this Agreement.

         2.6. Purchase Price Adjustment. The Base Purchase Price shall be adjusted as follows (such adjustment being referred to herein as the "Purchase Price Adjustment"):

              (a) The Base Purchase Price shall be adjusted for any change in the dollar by dollar for each dollar of total combined net worth of the AFA Group and Agro on the Closing Date from the combined net worth of the AFA Group and Agro on June 30, 1998 set forth on Schedule 2.6(a) hereto. The Buyer shall prepare a combined balance sheet of the AFA Group and Agro as of the Closing Date (the "Closing Balance Sheet") promptly after the Closing Date but no later than 45 days after the Closing Date.


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              (b) The Sellers and the Agro Seller shall have the right during the 45 days following receipt of the Closing Balance Sheet to dispute the Closing Balance Sheet presented. The Sellers and the Agro Seller shall have the right to examine the books and records from which the Closing Balance Sheet was made. The Sellers and the Agro Seller shall either deliver a written acceptance of such Closing Balance Sheet or deliver a written notice of dispute, identifying the basis for the dispute to the extent possible and the Sellers and the Agro Seller's Closing Balance Sheet (the "Sellers and Agro Seller's Closing Balance Sheet"). If Sellers and Agro Seller fail to deliver a notice of acceptance or dispute within the 45-day period, the Sellers and the Agro Seller shall be deemed conclusively to have accepted the Buyer's Closing Balance Sheet. Upon receipt of the acceptance or notice of dispute (the date of receipt by the Buyer shall be the "Balance Sheet Notice Date") or the expiration of the 45-day period, the Buyer shall make the Purchase Price Adjustment Payment in accordance with its calculation. The Purchase Price Adjustment Payment shall be in the form of shares of KTI Common Stock. The number of shares to be issued shall be calculated by dividing the Purchase Price Adjustment Payment by the average closing sale price per share for the ten trading days immediately preceding the Balance Sheet Notice Date or the last day of the 45-day period as appropriate.

              (c) Any dispute concerning the Closing Balance Sheet shall be settled by an agreed procedure to be performed by a certified public accounting firm of nationally recognized standing (currently known as the "Big 5" accounting firms). The Buyer shall select the certified public accounting firm, which shall be reasonably acceptable to the Sellers and the Agro Seller. If the Sellers and the Agro Seller reject such firm, then KTI shall select a second firm. If the Sellers and the Agro Seller reject such firm, then KTI shall select a third firm, which shall be used under all circumstances and the Sellers and the Agro Seller hereby accept such accounting firm. The written determinations (the "Balance Sheet Calculations") by such accounting firm after consideration of all written objections thereto in accordance with the foregoing procedure shall be conclusive and binding on all parties. Any fees and expenses of the accounting firm for the special procedure shall be borne by the parties proportionately, based on the difference between the Balance Sheet Calculation and the calculation by the Buyer on one hand and the Sellers and the Agro Seller on the other. By way of example, if the calculation by the Buyer is lower by $50,000 and the calculation by the Sellers and the Agro Seller is higher by $100,000, then the Buyer shall pay one-third of the cost and the Sellers and the Agro Seller shall pay two-thirds of the cost. Regardless of the parties paying the accounting firm, both sides shall have full and complete access to the accounting firm, its records, work papers and related documents.

              (d) If the amount of the Purchase Price Adjustment, as determined in accordance with Subsection (c) above, is less than the Purchase Price Adjustment Payment actually made by the Buyer, no later than 10 business days after the delivery of the Balance Sheet Calculation, the Seller shall deliver to the Buyer the amount of such overpayment in shares of KTI Common Stock (the amount being determined utilizing the same price per share as was utilized in the calculation of the number of shares to be delivered in making the Purchase Price Adjustment). If the amount of the Purchase Price Adjustment, as determined in accordance with subsection (d) above, is greater than the Purchase Price Adjustment actually made by the Seller, no later than 10 business days after the delivery of the Balance Sheet Calculation, the Buyer shall deliver to the Seller such number of additional shares of KTI Common Stock as would have been deliverable to the Seller at the time the Purchase Price Adjustment was actually made had the calculation equaled the calculation as set forth in the Balance Sheet Calculation.


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
The Base Purchase Price as adjusted by the Purchase Price Adjustment shall be referred to herein as the "Adjusted Purchase Price."

                                   ARTICLE 3.

                                OTHER AGREEMENTS

         3.1. Access and Information; Confidentiality. From the date hereof until the Closing Date:

              (a) The Sellers and the Agro Seller will cause the AFA Group and Agro to give to Buyer and its representatives full access to the AFA Group and Agro's properties, books, records, contracts and agreements and will furnish all such information and documents relating to the properties and business of the AFA Group and Agro as the Buyer may reasonably request; provided, however, (i) that such investigation by Buyer shall be conducted in such a manner as not to unreasonably interfere with the normal operation of the business of the AFA Group and Agro and (ii) that no environmental sampling or investigation of any of the Real Property shall be done without the consent of the Sellers.

              (b) The confidentiality agreement dated September 28, 1998 (the "Confidentiality Agreement") between the Sellers and the Agro Seller and the Buyer will remain in effect.

         3.2. Public Announcement. The Buyer, the Sellers and the Agro Seller agree that neither party shall make any public announcement or issue any press release concerning the transactions contemplated hereby without prior written agreement with the other party, except as a party may determine in good faith is required by law, in which case the party making such announcement or release shall use reasonable efforts to permit the other party to review such announcement or release in advance to the extent that compliance with applicable law is not prejudiced.

                                   ARTICLE 4.

                                CERTAIN COVENANTS

         4.1. Conduct of Business. Except as otherwise contemplated by the terms of this Agreement or as set forth on Schedule 4.1 or with the prior written consent of Buyer, from the date hereof until the Closing, the Sellers and the Agro Seller will cause the AFA Group and Agro to: (a) not enter into any material contract or agreement other than in the ordinary course of business or terminable upon not more than thirty (30) days' prior notice; (b) not amend, modify or waive any material provision of any existing Material Contract or agreement other than in the ordinary course of business; (c) not mortgage, pledge, sell or transfer any of its assets, except in the ordinary course of business; (d) conduct the business only in the ordinary course (including with respect to the payment of accounts payable and the collection of accounts receivable) and in substantially the same manner as heretofore conducted; (e) maintain and keep its properties and equipment in reasonable and normal working order and condition, except for ordinary wear and tear; (f) keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained; (g) perform its obligations under all contracts and agreements in all material respects; (h) use its reasonable


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
efforts to maintain and preserve its business organizations, retain its present managerial employees and maintain its relationships with material suppliers, customers and others having business dealings with it; (i) maintain its books of account and records in the usual and regular manner and not make any material changes in its accounting practices; (j) comply in all material respects with all material laws and regulations applicable to it; (k) except for changes in compensation in the ordinary course of business, not make any change in any Employee Plan or compensation to any officers, directors or employees or adopt any new Employee Plan; (l) not amend its articles of incorporation or bylaws;
(m) not redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any dividend or other payment (whether in cash or other property) in respect thereof; (n) not merge or consolidate with, or purchase a substantial portion of the assets of, any Person, or otherwise acquire any material assets, except in the ordinary course of business consistent with past practice; (o) not take any action that would, to the Sellers and the Agro Sellers' knowledge, make any of the representations or warranties of Sellers and the Agro Seller contained in this Agreement to be untrue or incorrect or would result in any of the conditions set forth in this Agreement not being satisfied; and (p) not agree, whether in writing or otherwise, to do any of the foregoing.

         4.2. Filings. The Buyer and the Sellers and the Agro Seller will make or cause to be made all such filings and submissions under applicable laws and regulations as may be required for the consummation of the transactions contemplated hereunder. The Buyer and the Sellers and the Agro Seller will cooperate and coordinate with one another in connection with any such filings or submissions.

         4.3. Consummation of Agreement. The Buyer and the Sellers and the Agro Seller will use their reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by each of them under this Agreement so that the transactions contemplated hereby shall be consummated. In addition, subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated hereby. Except for events that are the subject of specific provisions of this Agreement, if any event should occur, either within or outside the control of the Buyer or the Sellers and the Agro Seller, that could materially delay or prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, the Buyer or the Sellers and the Agro Seller, as applicable, will notify the other of such event and each of them will use reasonable, diligent and good faith efforts to cure or minimize the same as expeditiously as possible.

         4.4. Employee Benefits.

              (a) The Buyer has no present intention to terminate any person who is an employee of the AFA Group and Agro as of the Closing Date (the "AFA Group and Agro Employees") but will have no obligation to continue the employment of any of the AFA Group and Agro Employees.

              (b) The Buyer agrees that, following the Closing Date, it shall, or shall cause the AFA Group and Agro to, provide that the AFA Group and Agro Employees may participate in the plans of the Buyer under the same terms as the Buyer's present employees (such plans, the "Buyer Plans").

              (c) The Buyer agrees that for purposes of all AFA Group and Agro Employee Plans and the Buyer Plans under which an employee's benefit depends, in whole or in part, on length of service, credit will be given to the AFA Group and Agro Employees for service previously credited with the AFA Group and Agro prior to the Closing Date, provided, that such crediting of service does not result in duplication of benefits, and provided that such crediting of service shall not be given for benefit accrual purposes under any defined benefit plan. The AFA Group and Agro Employees shall also be given credit under any Buyer Plan for any deductible or co-payment amounts paid under any AFA Group and Agro Employee Plan in respect of the plan year in which the Closing Date occurs, to the extent that, following the Closing Date, they participate in any Buyer Plan for which deductibles or co-payments are required. The Buyer shall also cause each Buyer Plan to waive (i) any preexisting condition restriction which was waived under the terms of any analogous AFA Group and Agro Employee Plan immediately prior to the Closing Date or (ii) any waiting period limitation which would otherwise be applicable to a AFA Group and Agro Employee on or after the Closing Date to the extent such AFA Group and Agro Employee had satisfied any similar waiting period limitation under an analogous AFA Group and Agro Employee Plan prior to the Closing Date.

         4.5. Certain Transactions.

              (a) On or prior to the Closing Date, the Sellers and the Agro Seller shall cause the AFA Group and Agro to satisfy or collect, as the case may be, any and all outstanding inter-company balances debt (including any interest thereon) existing between any of the corporations comprising the AFA Group and Agro and Apollo.

              (b) On or prior to the Closing Date, the Sellers and the Agro Seller shall use commercially reasonable efforts to obtain the consent of any holders of Third Party Funded Debt to the transactions contemplated by this Agreement.

         4.6. Tax Records. The Sellers and the Agro Seller shall make available to the Buyer such records as the Buyer may require for the preparation of any Tax Returns or other similar reports or forms required to be filed by the Buyer and such records as the Buyer may require for the defence of any audit, examination, administrative appeal or litigation of any such Tax Return or other similar report or form. The Buyer shall make available to the Sellers and the Agro Seller such records as the Sellers and the Agro Seller may require for the preparation of any Tax Returns or other similar reports or forms required to be filed by Sellers and the Agro Seller and such records as the Sellers and the Agro Seller may require for the defence of any audit, examination, administrative appeal or litigation of any such Tax Return or other similar report or form.

         4.7. Notice of Developments. The Sellers and the Agro Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in this Agreement. The Buyer will provide the Sellers and the Agro Seller with copies of all filings made by KTI with the Securities and Exchange Commission. Each Person will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties. No disclosure by any Person pursuant to this Section 4.7, however, shall be deemed to amend or supplement any Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         4.8. Exclusivity. None of the Sellers or the Agro Seller will (and the Sellers or the Agro Seller will not cause or permit any of the corporations comprising the AFA Group or Agro to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of any of the corporations comprising the AFA Group or Agro (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers or the Agro Seller will vote their Securities in favor of any such acquisition structured as a merger, consolidation, or share exchange.

         4.9. Title Insurance. The Sellers and the Agro Seller will cause the corporations comprising the AFA Group and Agro or, if applicable, their respective affiliates, to obtain the following title insurance policies, or irrevocable binding commitments to issue the same:

              (a) If requested by the Buyer, at Buyer's expense (including related legal fees), after the Closing, with respect to each parcel of real estate that any of the corporations comprising the AFA Group or Agro leases or subleases, an ALTA Leasehold Owner's Policy of Title Insurance-1987 (or equivalent policy reasonably acceptable to the Buyer if the real property is located in a state in which an ALTA Leasehold Owner's Policy of Title Insurance-1987 is not available), or at the option of the Buyer, endorsements to existing title insurance policies, issued by a title insurer reasonably satisfactory to the Buyer (the "Title Company") (and, if requested by the Buyer, reinsured in whole or in part by one or more insurance companies and pursuant to a direct access agreement reasonably acceptable to the Buyer) in such amount as the Buyer reasonably may determine (taking into account the time cost of money and such other factors as whether the fair market rental value of the premises exceeds the stipulated consideration in the lease or sublease, whether the tenant or subtenant has any option to renew or extend, whether the tenant or subtenant owns any improvements located on the premises, whether the tenant or subtenant is permitted to sublease, and whether the tenant or subtenant would owe any amount under the lease or sublease if evicted), insuring title to the leasehold or subleasehold estate to be in the respective corporation comprising the AFA Group or Agro as of the Closing.

              (b) Each such title insurance policy, or at the option of the Buyer, an endorsement to an existing title policy, delivered shall (A) insure title to the real property and all recorded easements benefiting such real property, (B) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies, (C) contain an ALTA Zoning Endorsement 3.1 (or equivalent), (D) contain an endorsement insuring that the real property described in the title insurance policy is the same real estate as shown on the survey delivered with respect to such property, (E) contain an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the real property, (F) contain an inflation endorsement providing for annual adjustments in the amount of coverage corresponding to the annual percentage increase, if any, in the United States Department of Commerce Composite Construction Cost Index (Base Year = 1997), (G) if the real property consists of more than one record parcel, contain a "contiguity" endorsement insuring that all of the record parcels are contiguous to one another, (H) contain a "non-imputation" endorsement to the effect that title defects known to the officers, directors, and stockholders of the owner prior to the

Closing shall not be deemed "facts known to the insured" for purposes of the policy and (I) be otherwise satisfactory to the Buyer and contain such other endorsements and affirmative coverages as may be reasonably requested by the Buyer.

         4.10. Surveys. With respect to each parcel of real property that any of the corporations comprising the AFA Group or Agro leases or subleases, and as to which a title insurance policy may be procured pursuant to Section 4.9(a) above, the Sellers and the Agro Seller have caused each of the corporations comprising the AFA Group and Agro or, if applicable, their respective affiliates, to deliver prior to the Closing the most current survey or site plan of the real property (the "Survey").

         4.11. Tax Matters.

         The following provisions shall govern the allocation of responsibility as between parties to this Agreement for certain tax matters following the Closing Date:

              (a) Tax Periods Ending on or Before the Closing Date. The Seller and the Agro Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for each corporation comprising the AFA Group and Agro for all periods ending on or prior to the Closing Date which are filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of each of the corporations comprising the AFA Group and Agro. The Sellers and the Agro Seller shall permit the Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Sellers and the Agro Seller. The Sellers and the Agro Seller shall reimburse the Buyer for Taxes of each corporation comprising the AFA Group and Agro with respect to such periods within fifteen (15) days after payment by the Buyer or any corporation comprising the AFA Group or Agro of such taxes to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) shown on the face of the Closing Balance Sheet.

              (b) Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of each corporation comprising the AFA Group and Agro for tax periods which begin before the Closing Date and end after the Closing Date. The Seller and the Agro Seller shall pay to the Buyer within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) shown on the face of the Closing Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of each of the corporations comprising the AFA Group and Agro.

              (c) Refunds and Tax Benefits. Any Tax refunds that are received by the Buyer or any of the corporations comprising the AFA Group, Agro or any of their respective affiliates, and any amounts credited against Tax to which the Buyer or any of the corporations comprising the AFA Group, Agro or any of their respective affiliates become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Buyer.

              (d) Cooperation on Tax Matters.

                  (i) The Buyer, each of the corporations comprising the AFA Group, Agro and their respective affiliates and the Sellers and the Agro Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of the corporations comprising the AFA Group, Agro and their respective affiliates and Sellers and the Agro Seller agree (A) to retain all books and records with respect to Tax matters pertinent to each of the corporations comprising the AFA Group, Agro and their respective affiliates relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Sellers and the Agro Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, each of the corporations comprising the AFA Group, Agro and their respective affiliates or the Sellers and the Agro Seller, as the case may be, shall allow the other party to take possession of such books and records.

                  (ii) The Buyer, Sellers and the Agro Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (iii) The Buyer, Sellers and the Agro Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

              (e) Compliance with Commission Accounting Series Releases 130 and
135. Each Seller and the Agro Seller further represents and warrants that, prior to the publication and dissemination of financial statements by KTI following the Closing covering a period of at least thirty (30) days of combined, post-acquisition results of KTI and the AFA Group and Agro, said Seller or the Agro Seller will not sell or otherwise transfer or dispose of any of the KTI Common Stock Shares (including the creation of any derivative security with respect thereto) without compliance with Commission Accounting Series Releases 130 and 135 as codified in Section 201.01 of the Commission Financial Reporting Release No. 1.

              (f) Use of Acquired Assets. The Buyer will continue to conduct the businesses historically conducted by and acquired from the Sellers and the Agro Sellers or will use a significant portion of the assets comprising such business in a business in accordance with Section 1.368-1(d) of the Treasury regulations promulgated under the Code.

                                   ARTICLE 5.

          REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE AGRO SELLER

         Each of the Sellers and the Agro Seller, severally and not jointly, represents and warrants to the Buyer as of the date of this Agreement as follows:

         5.1. Capital Stock.

              (a) As of the date of this Agreement, the authorized capital stock of each corporation comprising the AFA Group and Agro are as listed on Schedule 5.1(a). No other class of stock of any of the corporations comprising the AFA Group and Agro is authorized or outstanding. Each Seller or the Agro Seller is the owner, beneficially and of record, of the Securities set forth opposite his name on Schedule 5.1(a) hereto (the "Individual Shares"). All of the Individual Shares have been duly authorized and validly issued and are fully paid and non-assessable, and are all of the shares of capital stock, or any securities exchangeable, convertible or exercisable into, capital stock of each of the corporations comprising the AFA Group and Agro. At the Closing, the Individual Shares will not be subject to any liens or restrictions on transfer, other than restrictions imposed by applicable securities laws and, upon the transfer of the Individual Shares from the Sellers and the Agro Seller to the Buyer, the Buyer will obtain good and marketable title to the Individual Shares, free and clear of all liens, claims and encumbrances of any kind. At the Closing Date, there will be no authorized or outstanding option, subscription, warrant, call, right, commitment or other agreement obligating any of the corporations comprising the AFA Group and Agro to issue or transfer any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock. None of the Sellers or the Agro Seller is a party to any voting trust, proxy or other agreement or understanding with respect to the Securities.

              (b) The AFA Group and Agro, as of the Closing Date (i) are not participants in any partnership, joint venture or other similar agreement and
(ii) do not hold equity securities in any other Person.

         5.2. Organization and Standing. Each of the corporations comprising the AFA Group and Agro is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all corporate power and authority necessary to own, operate and conduct its business as it is presently conducted. Each of the corporations comprising the AFA Group and Agro and their respective affiliates is duly licensed or qualified to do business and is in good standing as a foreign corporation in all states in which it conducts business, except where failure to be so qualified would not have a Material Adverse Effect.

         5.3. Authorization; Consents; Enforceability.

              (a) This Agreement, the Escrow Agreement and the other agreements and instruments contemplated by or delivered in connection with this Agreement or the Escrow Agreement to which such Seller or the Agro Seller or any corporation comprising the AFA Group and Agro is a party or a signatory, have been duly authorized, executed and delivered by such Seller, the Agro Seller, the corporation comprising the AFA Group or Agro, as the case may be, and constitute the legal, valid and binding obligation of such Seller, the Agro Seller or the corporation comprising the AFA Group or Agro, as the case may be, enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity.

              (b) Except as specifically set forth on Schedule 5.3(b), no Consent is required to be obtained by any Seller, the Agro Seller, any of the corporations comprising the AFA Group or Agro (or by any of their respective Affiliates) from, and no notice or filing is required to be given by, any Seller, the Agro Seller, or the AFA Group or Agro (or by any of their respective Affiliates) to or made by any Seller, the Agro Seller, or the AFA Group or Agro (or by any of their respective Affiliates) with, any Governmental Authority or other Person in connection with the execution, delivery and performance by such Person of this Agreement and the Escrow Agreement, other than in all cases where the failure to obtain such Consent or to give or make such notice or filing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

         5.4. No Violation. The execution and delivery by each Seller, the Agro Seller, each corporation comprising the AFA Group and Agro of this Agreement and the Escrow Agreement does not, and the consummation by such Person of the transactions contemplated hereby or thereby will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws of or the AFA Group or Agro, (ii) except as set forth on Schedule 5.4, violate or conflict with, or result (with the giving of notice or lapse of time or both) in a violation of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, agreement or other instrument or obligation to which any Seller, the Agro Seller, any of the corporations comprising the AFA Group or Agro is a party or by which any of their assets may be bound, except for such violations or defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not have a Material Adverse Effect, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable any Seller, the Agro Seller, any of the corporations comprising the AFA Group or Agro, or any of their respective assets except for such violations that individually or in the aggregate would not have a Material Adverse Effect.

         5.5. Insurance. Schedule 5.5 accurately lists all policies of insurance covering the assets and operations of the AFA Group and Agro as of November 30, 1998 and for each indicates the insurer's name, policy number, expiration date and amount and type of coverage. All such policies are in full force and effect and none of the corporations comprising the AFA Group or Agro, nor, to the knowledge of any Seller or the Agro Seller, any other party thereto is in breach or default under any such policies (and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a breach or default). No written notice of termination of any such policy has been received by any of the corporations comprising the AFA Group or Agro.

         5.6. Liens and Encumbrances. Except as set forth on Schedule 5.6, at the time of Closing, none of the assets of any of the corporations comprising the AFA Group or Agro will be subject to any liens or encumbrances of any nature arising out of transactions entered into, or any state of facts existing, prior to or on the Closing Date.

         5.7. Absence of Certain Changes. Except as reflected on the Financial Statements or as set forth on Schedule 5.7, since the date of the Interim Statements, there has not been: (a) any material adverse change in the business, results of operations or financial or operating condition of any corporation comprising the AFA Group or Agro; (b) any material loss or damage (whether or not covered by insurance) to any assets of any corporation comprising the AFA Group or Agro, which materially adversely affects or impairs the ability of such corporations to conduct its business in the ordinary course; (c) any mortgage or pledge of any of the assets of any corporation comprising the AFA Group or Agro;
(d) any contract or agreement entered into by any of the corporations comprising the AFA Group or Agro other than in the ordinary course of business; (e) any increase in the rate or terms of compensation payable to the employees of any of the corporations comprising the AFA Group or Agro's employees, except increases occurring in accordance with the AFA Group and Agro's customary practices, or any modifications in employee benefits to any employee of the corporations comprising the AFA Group or Agro; or (f) any loss or termination of any customer contracts representing billings aggregating in excess of $100,000 during the 12-month period prior to loss or termination.

         5.8. Financial Statements. The Sellers and the Agro Seller have delivered to the Buyer true and complete copies of the combined income statements, statements of cash flow and balance sheets for the AFA Group and Agro and their respective affiliates for each of the two fiscal years ended December 31, 1997 and 1996 (the "Year End Statements"), and the six months ended June 30, 1998 (the "Interim Statements," and, together with the Year End Statements, the "Financial Statements"). The Financial Statements have been prepared from the books and records of the AFA Group and Agro and fairly present in all material respects the financial position and results of operations of the AFA Group and Agro as of the dates thereof and for the periods presented thereby.

         5.9. Real Property. Schedule 5.9 sets forth a complete and accurate list of all Real Property that any of the corporations comprising the AFA Group or Agro leases and applicable Lease pursuant to which such corporation leases the Real Property. No Lease has been modified or amended except as described on
Schedule 5.9. None of the corporations comprising the AFA Group or Agro owns any Real Property. No act or event has occurred which, with notice or lapse of time or both, would constitute a default on the part of any of the corporations comprising the AFA Group or Agro or, to the knowledge of any of the Sellers or the Agro Seller, on the part of any other person, under any of the Leases, and the consummation of the transactions described in this Agreement will not create or cause a default, termination or modification under any of the Leases. None of the Leases of the corporations comprising the AFA Group or Agro is subject to any liens or encumbrances or any leases or rights of occupancy by any third party. There are not any intended public improvements which will result in any charge levied against, or in the creation of any encumbrance upon, the Real Property or any portion thereof. The improvements on the Real Property are in reasonably good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or, to the knowledge of the Sellers and the Agro Seller, threatened against any such Real Property or the improvements thereon. True, correct and complete copies of all Leases, existing title insurance reports, policies and surveys, relating to the Real Property have been provided to the Buyer prior to the Closing. With respect to the Apollo Lease, the following shall have occurred: (i) a memorandum of lease in a form suitable for recording and otherwise reasonably satisfactory to the Buyer shall have been executed by the lessor and the lessee under the Apollo Lease and (ii) a non-disturbance agreement from the holder of any existing mortgage (the "Mortgagee") on the lessor's interest in the property demised under the Apollo Lease shall have been executed and delivered to the Buyer in form suitable for recording providing in substance that, as long as no default exists, the Apollo Lease will not be terminated, nor shall the lessee's, or its successors' or assigns', use, possession or enjoyment of the premises demised under the Apollo Lease be interfered with, nor shall the leasehold estate granted by the Apollo Lease be affected in any other manner, by any foreclosure by an applicable Mortgagee.

         5.10. Fixed Assets. Schedule 5.10 sets forth a complete and accurate list of each item of equipment and other fixed assets owned by any of the corporations comprising the AFA Group or Agro as of October 31, 1998 that has a book value in excess of $10,000. All material items of such assets have been adequately maintained and are in normal operating condition (with the exception of normal wear and tear).

         5.11. Intellectual Property.

               (a) Schedule 5.11(a) separately lists (i) all registered trademarks, service marks and copyrights owned or used by any of the corporations comprising the AFA Group or Agro (together with any applications therefor), and (ii) all non-registered trademarks, service marks, trade names and service names used by any of the corporations comprising the AFA Group or Agro (collectively, "Intellectual Property").

               (b) Except as set forth on Schedule 5.11(b), the AFA Group and Agro own or have the right to use all Intellectual Property that is material for the operation of its respective business.

               (c) No claims have been asserted during the past three years by any Person against the use by any of the corporations comprising the AFA Group or Agro, or challenging or questioning the validity of effectiveness, of any Intellectual Property, or any agreement relating thereto to which any of the corporations comprising the AFA Group or Agro is a party.

         5.12. Ownership of Assets. Each of the AFA Group and Agro owns, leases, or has the right to use all assets currently used in the conduct of their respective business.

         5.13. Contracts. Schedule 5.13 lists each Contract (a "Material Contract") of any of the corporations comprising the AFA Group or Agro as of October 31, 1998 that either (i) involves payment by any of the corporations comprising the AFA Group or Agro of more than $25,000, (ii) has a term of 12 months or more and involves payment by any of the corporations comprising the AFA Group or Agro of more than $10,000, or (iii) was entered into other than in the ordinary course of business, other than the Leases listed on Schedule 5.9. The Sellers and the Agro Seller have caused the AFA Group and Agro to make available to the Buyer true and accurate copies of all Material Contracts, together with all amendments, modifications and supplements thereof and waivers and consents thereunder. Except as set forth on Schedule 5.13, none of the corporations comprising the AFA Group or Agro, and, to the knowledge of each Seller and the Agro Seller, no other party is in default in connection with any Material Contract; no act or event has occurred which, with notice or lapse of time or both, would constitute a default under any Material Contract with respect to any of the corporations comprising the AFA Group or Agro, or, to the knowledge of each Seller and the Agro Seller, any other party; there is no outstanding notice of cancellation or termination in connection with any Material Contract; and each Material Contract is the valid and binding agreement of the respective corporation in AFA Group or Agro (as the case may be) and, to the knowledge of such Seller and the Agro Seller, of each other party thereto, and is in full force and effect in accordance with its terms and will not be affected by, or, except as described on Schedules 5.3(b) or 5.4, require the consent of any other party to the transactions contemplated by this Agreement.

         5.14. Litigation. Except as set forth on Schedule 5.14, there is no litigation, action, claim, proceeding or governmental investigation pending or, to the knowledge of any Seller or the Agro Seller, threatened against such Seller, the Agro Seller, or any of the corporations comprising the AFA Group or Agro (i) that could have a Material Adverse Effect on any of the corporations comprising the AFA Group or Agro, or (ii) which may affect such Seller's, the Agro Seller's or any of the corporations comprising the AFA Group's or Agro's ability to perform his or its obligations under this Agreement.

         5.15. Operations Conducted Lawfully. Except as set forth on Schedule 5.15, to the knowledge of each Seller and the Agro Seller, for the three (3) years preceding the Closing Date, the AFA Group and Agro have conducted their respective operations in accordance with applicable federal, state and local laws, statutes, rules, administrative regulations and ordinances except for infractions and violations that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, and none of the corporations comprising the AFA Group or Agro has received any written notice to the contrary. Any infractions and violations disclosed on Schedule 5.15 has, to such Seller's knowledge or the Agro Seller's knowledge, been resolved to the satisfaction of the Governmental Authority having jurisdiction of the matter, or if not, is so noted on Schedule 5.15. Each of the corporations comprising the AFA Group and Agro has operated from its inception, and will continue to operate through the Closing, legally and in compliance in all material respects with all conditions and requirements of all applicable zoning laws and permits.

         5.16. Environmental Matters.

               (a) The AFA Group and Agro are in material compliance with all Environmental Laws;

               (b) The AFA Group and Agro have obtained and are in material compliance with the conditions of all Permits required under applicable Environmental Laws for the continued conduct of their respective businesses in the manner now conducted; and

               (c) To the knowledge of the Sellers and the Agro Seller, there is no threatened or existing Environmental Claim indicating that any of the corporations comprising the AFA Group or Agro may be (a) in material violation of any Environmental Law, (b) subject to liabilities or obligations for any cleanup, remediation or corrective action under any Environmental Law, (c) subject to claims arising under any Environmental Law for personal injury, property damage, or damage to natural resources, or (d) subject to fines or penalties arising under any Environmental Law.

         5.17. Taxes. All Tax Returns filed with respect to each of the corporations comprising the AFA Group and Agro are correct and complete in all material respects. Except as disclosed in Schedule 5.17, each of the corporations comprising the AFA Group and Agro have (i) properly filed all Tax Returns required to be filed by them, and no filing extensions for any such returns are in effect; and (ii) paid and satisfied on or before its respective due dates all Taxes (whether or not requiring the filing of Tax Returns) required to be paid by them. All Taxes which any of the corporations comprising the AFA Group or Agro is or was required by law to withhold or collect with respect to their respective business, including sales, unemployment and payroll Taxes, have been duly withheld and collected and paid over to the proper Governmental Authority or held by the AFA Group and Agro in separate bank accounts for such payment. Except as disclosed in Schedule 5.17, none of the corporations comprising the AFA Group or Agro has granted an extension of the statute of limitations on assessments of any Taxes. Except as disclosed in
Schedule 5.17, to the knowledge of the Sellers and the Agro Seller, there are no audits or examinations in progress by any Governmental Authority with respect to any of the corporations comprising the AFA Group or Agro. Except as disclosed in
Schedule 5.17, none of the corporations comprising the AFA Group or Agro has received any notice from any Governmental Authority of additional Taxes owed, adjustments being considered or audits to be commenced. There are no agreements or understandings between any of the corporations comprising the AFA Group or Agro and any Governmental Authority, whether oral or written, with respect to the payment of any Taxes or any matter required or permitted to be included or excluded from any Tax Return. There are no Tax sharing agreements or similar agreements with respect to or involving any of the corporations comprising the AFA Group or Agro.

         5.18. Labor Relations. To the knowledge of the Sellers and the Agro Seller, the AFA Group and Agro are in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not engaged in any unfair labor or unfair employment practices, (ii) as of the date hereof, (A) there is no unlawful employment practice discrimination charge against any of the corporations comprising the AFA Group or Agro pending before the Equal Employment Opportunity Commission ("EEOC") or any EEOC recognized state "referral agency," (B) there is no unfair labor practice charge or complaint against any of the corporations comprising the AFA Group or Agro pending before the National Labor Relations Board ("NLRB"), (C) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of any Seller or the Agro Seller, threatened against or affecting any of the corporations comprising the AFA Group or Agro, (D) no labor organization or group of employees of any corporations comprising the AFA Group or Agro has made a pending demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the knowledge of the Sellers and the Agro Seller, threatened to be brought or filed with the NLRB or any other labor relations tribunal or authority, (E) no grievance or arbitration proceeding against any corporation comprising the AFA Group or Agro is pending and no written claim therefor exists, and (iii) there is no collective bargaining agreement that is binding on any corporations comprising the AFA Group or Agro.

         5.19. Employee Plans.

               (a) A list of every AFA Group and Agro Employee Plan is set forth on Schedule 5.19 (a). None of the AFA Group and Agro Employee Plans is a Multiemployer Plan and none of the AFA Group and Agro Employer Plans is subject to Title IV of ERISA. Except as required by Part 6, Subtitle B, Title I of ERISA or Section 4980B of the Code and except as set forth on Schedule 5.19 (a), no AFA Group and Agro Employee Plan that is a welfare plan (as such term is defined in Section 3 (1) of ERISA) provides for health benefit coverage to any individual for events occurring or expenses incurred after termination of employment.

               (b) Each AFA Group and Agro Employee Plan that is an "employee pension benefit plan" within the meaning of section 3(2) of ERISA that is intended to satisfy the requirements of sections 401(a) and 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service. The AFA Group and Agro have furnished the Buyer with respect to each AFA Group and Agro Employee Plan, to the extent applicable, a copy of the most recent annual report, each plan document end related, trust agreements and/or insurance contracts, the most recent "summary plan description" and the most recent Internal Revenue Service determination letter.

               (c) To the knowledge of the Sellers and the Agro Seller, each of the AFA Group and Agro Employee Plans has been administered in form and operation in all material respect with all applicable requirements of law. There are no pending or threatened claims by or on behalf of any AFA Group and Agro Employee Plan, by any employee or beneficiary covered under any AFA Group and Agro Employee Plan, or otherwise involving any AFA Group and Agro Employee Plan (other than routine claims for benefits).

         5.20. Investment. Each Seller and the Agro Seller (a) understands that the KTI Common Stock to be received by such Person has not been, as of the date hereof, registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) understands that the KTI Common Stock may not be reoffered, resold, pledged or otherwise transferred except pursuant to an effective registration statement or in accordance with another exemption from the registration requirements of the Securities Act, (c) is acquiring the KTI Common Stock solely for his own account as a principal, for investment purposes, and not with a view to the sale or distribution thereof except pursuant to the Registration Rights Agreement, (d) has received certain information concerning the Buyer and KTI and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the KTI Common Stock, (e) is able to bear the economic risk and lack of liquidity inherent in holding the KTI Common Stock, (f) is a sophisticated investor with knowledge and experience in business and financial matters, and (g) is an "accredited investor" (as such term is defined under the Securities Act).

         5.21. Title to Assets. Each of the corporations comprising the AFA Group and Agro have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Intern Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the ordinary course of business since the date of the Intern Balance Sheet, except as set forth in Schedule 5.6.

         5.22. Subsidiaries. None of the corporations comprising the AFA Group or Agro have any Subsidiaries.

         5.23. Undisclosed Liabilities. None of the corporations comprising the AFA Group, Agro, or any of their respective affiliates has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the face of the Intern Balance Sheet (rather than in any notes thereto) and (ii) liabilities which arose thereafter in the ordinary course of business.

         5.24. Certain Business Relationships. Other than the Apollo Lease, none of the Sellers or the Agro Seller or their respective Affiliates has been involved in any material business arrangement or relationship with any of the corporations comprising the AFA Group or Agro within the past 12 months, and none of the Sellers or the Agro Seller or their respective Affiliates owns any material asset, tangible or intangible, which is used in the business of any of corporations comprising the AFA Group or Agro.

         5.25. Disclosure. The representations and warranties contained in this
Article 5 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 5 not misleading.

         5.26. Hart-Scott-Rodino. Each Seller and the Agro Seller shall deliver a certificate certifying the revenue of such corporation comprising the AFA Group and Agro in calendar year 1998 ("1998 Revenue") and the assets and liabilities of such corporation comprising the AFA Group and Agro as of the date of the most recent regularly prepared balance sheet of such corporation comprising the AFA Group and Agro (the "Recent Asset Value"). Each of the Sellers' and the Agro Seller's gross assets are less than $10 million.

         5.27. Pooling. To the best knowledge of the Sellers and the Agro Seller none of the companies comprising the AFA Group or Agro or any of their respective Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Buyer from accounting for the business combination to be effected by the transactions contemplated by this Agreement as a "pooling of interests" in conformity with GAAP.

                                   ARTICLE 6.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         The Buyer represents and warrants to the Sellers and the Agro Seller as follows:

         6.1. Organization and Standing of Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and the Escrow Agreement and perform its obligations hereunder and thereunder.

         6.2. No Violation. The execution and delivery of this Agreement and the Escrow Agreement does not and the consummation by the Buyer of the transactions contemplated hereby and thereby does not and will not (i) violate or conflict with any provision of the articles of incorporation or the bylaws of the Buyer,
(ii) violate or conflict with, or result (with the giving of notice or lapse of time or both) in a violation of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement of other instrument or obligation to which Buyer is a party or by which any of its assets may be bound, except for such violations or defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its assets.

         6.3. Authorization; Enforceability; Consents

               (a) This Agreement, the Escrow Agreement and the other agreements and instruments contemplated by this Agreement or the Escrow Agreement to which the Buyer is a party or a signatory have been duly authorized, executed and delivered by Buyer and constitute the legal, valid and binding obligations of the Buyer enforceable in accordance with their respective terms. All necessary corporate proceedings of the Buyer, other than the approval by the Board of Directors of the Buyer and the approval of Key Trust Company, National Association, as Agent, have been taken to authorize this Agreement, the Escrow Agreement and the other agreements contemplated by this Agreement or the Escrow Agreement and all transactions contemplated hereby and thereby.

               (b) Except as specifically set forth on Schedule 6.3 (b), no Consent is required to be obtained by the Buyer or any Affiliate from, and no notice or filing is required to be given by the Buyer or any Affiliate to or made by the Buyer or any Affiliate with, any Governmental Authority or other Person in connection with the execution, delivery and performance by the Buyer of this Agreement and the Escrow Agreement, other than in all cases where the failure to obtain such Consent or to give or make such notice or filing would not, individually or in the aggregate, materially impair the Buyer's ability to effect the Closing.

         6.4. No Litigation. There is no litigation, action, claim, proceeding, or governmental investigation pending or to the Buyer's knowledge threatened against the Buyer which may materially affect the Buyer's ability to perform its obligations hereunder, under the Escrow

Agreement or under any agreement or instruments contemplated by this Agreement or the Escrow Agreement and, to the knowledge of the Buyer, there is no basis for any such action.

         6.5. Financing. The Buyer has available to it sufficient funds to enable it to consummate the transactions contemplated by this Agreement and the Escrow Agreement.

         6.6. Investment Intent. The Buyer (i) understands that the Securities have not been, as of the date hereof, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering,
(ii) understands that the Securities may not be reoffered, resold, pledged or otherwise transferred except pursuant to an effective registration statement or in accordance with another exemption from the regulation requirements of the Securities Act, (iii) has received certain information concerning the AFA Group and Agro and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Securities, (iv) is a sophisticated investor with knowledge and experience in business and financial matters, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Securities, (vi) is an "accredited investor" as such term is defined under the Securities Act and (vii) is acquiring such Securities for its own account as principal, for investment purposes, and not with a view to the sale or distribution thereof.

         6.7. Securities Exchange Act of 1934. KTI has previously furnished the Sellers and the Agro Seller with true and complete copies of (i) the KTI 1997 Annual Report on Form 10-K (the "KTI 1997 Annual Report"), as filed with the Securities and Exchange Commission (the "Commission"), (ii) the annual report to shareholders of KTI for the year ended December 31, 1997, (iii) the KTI Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1998 (the "KTI Quarterly Report"), (iv) all of its Current Reports on Form 8-K filed subsequent to December 31, 1997, and (v) proxy statements relating to all meetings of its stockholders (whether annual or special) since December 31, 1997 (collectively, the "KTI SEC Filings"). As of their respective dates, the KTI SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of KTI included or incorporated by reference in the KTI 1997 Annual Report and the KTI Quarterly Report, respectively, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of KTI and its subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended.

                                   ARTICLE 7.

                              CONDITIONS PRECEDENT

         7.1. General Conditions. The obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

              (a) No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or other Governmental Authority that prohibits the consummation of the transactions contemplated by this Agreement; and

              (b) All filings under all laws applicable to the transactions contemplated by this Agreement shall have been made and any required waiting period under such laws applicable to the transactions contemplated by this Agreement shall have expired or been earlier terminated.

              7.2. Conditions to Obligations of the Buyer. The obligations of Buyer under this Agreement to purchase the Securities and to consummate the other transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, each of which may be waived in whole or in part by the Buyer in its sole discretion:

              (a) The representations and warranties of the Sellers and the Agro Seller contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (i) representations expressly made as of a particular date and (ii) as modified by transactions permitted by this Agreement.

              (b) The Sellers and the Agro Seller shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

              (c) The Sellers and the Agro Seller shall have delivered to the Buyer a certificate, dated the Closing Date, to the effect set forth in paragraphs (a) and (b) of this Section 7.2.

              (d) All the actions referred to in Section 4.5(a) shall have been consummated and any necessary Consents to this transaction shall have been obtained.

              (e) All necessary parties shall have executed and delivered the Escrow Agreement.

              (f) The Buyer shall have received environmental audits for the real estate of the AFA Group and Agro, which are satisfactory to it, in its sole discretion.

              (g) The Board of Directors of the Buyer has adopted a resolution approving the transactions contained in this Agreement.

              (h) Key Trust Company, National Association has approved the transactions.

              (i) Apollo shall have entered into the Apollo Lease.

         7.3. Conditions to Obligation of Sellers and the Agro Seller. The obligations of each Seller and the Agro Seller under this Agreement to sell the Securities and to consummate the other transactions contemplated by this Agreement is subject to the fulfillment, at or prior to the Closing, of each of the following conditions, each of which may be waived in whole or in part by the Sellers and the Agro Seller in their sole discretion:

              (a) The representations and warranties of the Buyer contained herein shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (i) representations expressly made as of a particular date and (ii) as modified by transactions permitted by this Agreement.

              (b) The Buyer shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

              (c) The Buyer shall have delivered to the Sellers and the Agro Seller a certificate of the Buyer, dated the Closing Date, to the effect set forth in paragraphs (a) and (b) in this Section 7.3.

              (d) All necessary parties shall have executed and delivered the Escrow Agreement.

              (e) Buyer shall have executed and delivered Employment Agreements to Anthony A. Peterpaul and Frank Peterpaul in the forms of Exhibits D-1 and D-2 attached hereto.

              (f) KTI, Inc. shall have executed and delivered Registration Rights Agreements in the forms of Exhibits E-1 through E-3 attached hereto.

              (g) Apollo shall have entered into the Apollo Lease.

                                   ARTICLE 8.

                                   THE CLOSING

         8.1. Closing. The consummation of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, New York 10104-0050, on January 27, 1999, or at such other time and place as mutually agreed to by the parties (hereinafter referred to as the "Closing Date"). The transaction is to be effective as of 11:59 p.m. New York City time on the Closing Date (the "Effective Time").

         8.2. Deliveries at Closing.

              (a) Deliveries by Sellers and the Agro Seller. At or prior to the Closing, the Sellers and the Agro Seller shall deliver to Buyer the following:

                  (i) Certificates evidencing the Securities duly endorsed in blank for transfer by the Sellers and the Agro Seller, with signature guarantees, corporate resolutions and certificates of incumbency, to the extent applicable.

                  (ii) Corporate certificates of good standing for each of the corporations comprising the AFA Group and Agro issued by the Secretary of State (or similar applicable offices) of their respective jurisdictions of incorporation.

                  (iii) A certificate of the secretary of each of the corporations comprising the AFA Group and Agro certifying and attaching copies of the certificate of incorporation, bylaws and resolutions approving the transactions contemplated by this Agreement for each of the corporations comprising the AFA Group and Agro.

                  (iv) Such other documents, certificates and items reasonably requested by the Buyer to consummate the transactions contemplated hereby and effect the transfer of the Securities as provided herein.

                  (v) A certificate of an officer of each corporation which owns the real estate and improvements relating to each Survey certifying that the respective Survey reflects the current status of the real estate and improvements to which such Survey relates.

              (b) Deliveries by the Buyer. Upon the Sellers and the Agro Sellers' tender of delivery of the foregoing at the Closing, the Buyer shall deliver to, or for, the Sellers and the Agro Seller the following:

                  (i) The number of shares of KTI Common stock equal to the difference between the Base Purchase Price and the Escrow Amount (and the Escrow Amount shall be delivered to the Escrow Agent by the Buyer within five (5) days of the Closing).

                  (ii) A corporate certificate of good standing for Buyer issued by the Secretary of State of Delaware.

                  (iii) A copy of the resolutions adopted by the Board of Directors of the Buyer approving the transactions contemplated by this Agreement.

                  (iv) Such other documents, certificates and items reasonably requested by the Sellers and the Agro Seller to consummate the transactions contemplated hereby.

                                   ARTICLE 9.

                                   TERMINATION

         9.1. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the
Closing:

              (a) by mutual written consent of the Buyer, the Sellers and the Agro Seller; or

              (b) by any of the Buyer, the Sellers or the Agro Seller by giving written notice of such termination to the other party, if the Closing shall not have occurred by January 27, 1999; or

              (c) by any of the Buyer, the Sellers or the Agro Seller if a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action has become final and nonappealable.

         9.2. Effect of Termination. If this Agreement is terminated in accordance with the foregoing provisions, all further obligations of the parties hereunder shall terminate, except that the obligations contained in Sections 3.1(b) (Confidentiality), 11.1 (Expenses), 11.3 (Notices) and 11.7 (Governing
Law) shall survive. In the event of a termination contemplated hereby by any party pursuant to Section 9.1, the transactions contemplated hereby shall be abandoned without further action by any party hereto, and there shall be no obligation of or liability to any party hereto, or their respective shareholders, directors, officers, employees, representatives or agents, unless such termination was the result of an intentional breach of any representation, warranty, covenant or other provision in this Agreement, or an intentional act or omission that resulted in any representation, warranty, covenant or other provision in this Agreement to be breached, in which case the party who breached the representation, warranty, covenant or other provision shall be liable at law or in equity to the other party for the violation or breach of this Agreement.

                                  ARTICLE 10.

                                 INDEMNIFICATION

         10.1. Indemnification by the Sellers and the Agro Seller. The Sellers and the Agro Seller and their successors in interest, severally and not jointly, shall reimburse, indemnify and hold harmless the Buyer as provided in this
Article 10, at all times on and after the date of this Agreement, against and in respect of any and all claims, causes of action, suits, proceedings, demands, assessments, judgments, losses, damages, costs, expenses and liabilities whatsoever (individually a "Loss" and collectively "Losses") arising out of, related to, resulting from or based upon any of the following:

               (a) any breach or non-fulfillment of any of the covenants or agreements of any of the Sellers or the Agro Seller contained in or made pursuant to this Agreement;

               (b) any inaccuracy or breach of any of the representations and warranties of any of the Sellers or the Agro Seller that are contained in this Agreement, or in any certificate furnished to the Buyer hereunder (all Losses arising under clause (i) and (ii) of this Section 10.1 are collectively referred to herein as "Buyer Losses"); provided, however, that the Sellers and the Agro Seller shall not be required to indemnify the Buyer under this Article 10 in respect of any Buyer Losses based on a breach of a representation or warranty until the aggregate amount of all such Buyer Losses exceeds $25,000, whereupon the Sellers and the Agro Seller shall be required to indemnify Buyer in respect of such Buyer Losses to the extent of such Buyer Losses. Any provision in this Agreement to the contrary notwithstanding, Sellers and the Agro Seller's collective liability for Buyer Losses under this Article 10 (other than such Losses as were the result of fraud by a Seller or the Agro Seller, in which event there shall be no such limitation or recourse) shall be satisfied only by recourse to the Escrow Amount remaining in the Escrow Account and after such time as the Escrow Amount has been expended or distributed in accordance with the provisions of the Escrow Agreement, the Sellers and the Agro Seller shall have no further obligation to indemnify the Buyer from and against any future

Buyer Losses suffered by reason of such breaches; provided, however, that, notwithstanding the foregoing, the representation and warranties set forth in
Section 5.1 (Capital Stock), 5.16 (Environmental Matters) and 5.17 (Taxes) shall survive the Closing and the termination of the Escrow Account, and shall continue in full force and effect for the applicable statutes of limitations governing any claims which can be brought for matters addressed by such representations and warranties and shall not be limited in amount to the Escrow Amount, but shall be limited in amount to the Aggregate Purchase Price; and

               (c) any Loss resulting from any of the matters set forth on
Schedule 5.14.

         10.2. Indemnification by Buyer. Buyer and its successors in interest shall, and shall cause the AFA Group and Agro and its successors in interest to indemnify and hold each Seller, the Agro Seller and their respective successors and assigns, at all times on and after the date of this Agreement, harmless from and against and in respect of any and all Losses arising out of, related to, resulting from or based upon any of the following: (i) any breach or non-fulfillment of any of the covenants or agreements of the Buyer contained in or made pursuant to this Agreement and (ii) any inaccuracy or breach of any of the representations or warranties of the Buyer that are contained in this Agreement or in any certificate or other instrument furnished to any Seller or the Sellers and the Agro Seller hereunder (all Losses arising under clause (i) and (ii) of this Section 10.2 are collectively referred to herein as "Seller Losses") and (iii) any liability or obligation of the AFA Group and Agro except for (A) liabilities or obligations that constitute a breach of this Agreement or
(B) other than payables and liens which arose in the ordinary course of business, which arose, or were the result of facts or circumstances existing, prior to the Closing Date.

         10.3. Procedure.

               (a) Notice. Promptly after receipt by a party or parties seeking indemnification under this Article 10 ("Indemnitee") of notice of any loss, claim, liability or expense to which the indemnification obligations hereunder would apply, taking into account the thresholds contained in the proviso to
Section 10.1 above (a "Claim"), the Indemnitee shall give notice thereof in writing to the other party or parties who are to provide indemnification ("Indemnitor") of the facts that are the basis of the Claim. Subject to Section 10.6, the amount of the Claim as set forth in the notice shall be based upon the Indemnitee's good faith estimate of the maximum exposure to Indemnitee (including, but not limited to, attorneys' and other professionals' fees) presented under the circumstances of the Claim; provided, however, that the amount set forth in the notice of Claim shall not limit Indemnitee's rights to indemnification under this Article 10 if the ultimate Loss to Indemnitee shall exceed the amount set forth in the notice of Claim.

               (b) Third Party Claims. If any Claim is based upon an asserted liability or obligation to a person or entity that is not a corporation comprising the AFA Group, Agro or a party to this Agreement (a "Third Party Claim"), Indemnitor shall have the right to defend or settle such Third Party Claim and Indemnitee shall have the right to participate in such defense or any settlement negotiations. If any Claim is not a Third Party Claim, such Claim shall be satisfied as provided in subsection (a). Notwithstanding the foregoing, Indemnitor may not settle any Third Party Claim without the prior written consent of Indemnitee, which consent shall not be unreasonably withheld or delayed (it being acknowledged and agreed that Indemnitee may withhold its consent if, among other things, a proposed settlement (i) would not include as an unconditional term thereof a release of Indemnitee from all liability in respect of such Claim or (ii) involves any relief other than the payment by Indemnitor of money damages).

         10.4. Nature and Survival of Representations and Warranties and Certain Liabilities. The representations, warranties, covenants, indemnities and agreements of the parties contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement shall survive the Closing, but (i) all claims for any losses or damage arising from the transactions contemplated by this Agreement shall be made pursuant to, and subject to the limitations of, this Article 10, and (ii) the parties' indemnification obligations pursuant to this Article 10 shall terminate on, and all representations and warranties contained in this Agreement shall survive until, the termination of the Escrow Account, except with respect to (A) the matters set forth in Sections 10.1 and 10.2 and (B) Losses related to Claims for which notice has been given, on or before such anniversary, pursuant to Section 10.3.

         10.5. Subrogation. The rights of any Indemnitor shall be subrogated to any right of action which the Indemnitee may have against any other person with respect to any matter giving rise to a claim for indemnification under this Agreement.

         10.6. Net Indemnity Payment. Any amounts payable under Section 10.1 or
Section 10.2 shall be treated by the Buyer, the Sellers and the Agro Seller as a further adjustment to the Base Purchase Price of the Securities, and shall be calculated after giving effect to any proceeds received from insurance policies covering the damage, loss, liability, or expense that it the subject to the claim for indemnity. Sellers and the Agro Sellers are permitted to make any indemnification payments required hereunder in cash as opposed to from the Escrow Amount.

                                  ARTICLE 11.

                               GENERAL PROVISIONS

         11.1. Expenses. Except as otherwise expressly provided in this Agreement, the Buyer on one hand, and the Sellers and the Agro Seller on the other, shall pay their own expenses and costs incurred in connection with the negotiations and consummation of this Agreement and the transactions contemplated hereby.

         11.2. Brokerage. There are no broker's or finder's fees for commissions payable to any person as a result of this Agreement or the transactions contemplated hereby. The Sellers and the Agro Seller, jointly and severally, agree that they will defend, indemnify and hold the Buyer harmless from and against any and all damages, liabilities and expenses, including reasonable attorneys' fees, which may be incurred by the Buyer as a result of any claims asserted against the Buyer by any broker or other person on the basis of any arrangement made or alleged to have been made by the Sellers and the Agro Seller or any corporation comprising the AFA Group or Agro. The Buyer agrees that it will defend, indemnify and hold each Seller and the Agro Seller and their respective successors and assigns harmless from any and all damages, losses, liabilities and expenses, including reasonable attorneys' fees, which may be incurred by such Seller or the Agro Seller as a result of any claims asserted against such Seller or the Agro Seller by any broker or other person on the basis of any arrangements or agreements made or alleged to have been made by the Buyer.

         11.3. Notices. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered in person, sent by overnight courier service (with all fees prepaid) or mailed by registered or certified mail, return receipt requested (with postage prepaid), as follows:

   Notices to the Buyer:               KTI Recycling of New Jersey, Inc.
                                       7000 Boulevard East
                                       Guttenberg, New Jersey 07093
                                       Telephone: (201) 854-7777
                                       Fax: (201) 854-1771
                                       Attn:  Robert Wetzel

   with a copy to:                     Morrison & Foerster, LLP
                                       1290 Avenue of the Americas
                                       New York, New York 10104
                                       Attention:  John Hempill
                                       Telephone: (212) 468-8082
                                       Fax: (212) 468-7900

   Notices to Sellers and the Agro     Anthony A. Peterpaul
   Seller:                             Frank Peterpaul
                                       540 Doremus Avenue
                                       Newark, New Jersey 07105
                                       Telephone:  (973) 589-1441
                                       Facsimile:  (973) 589-9174

   with a copy to:                     Bivonia, Cohen, Kunzman, Coley, Yospin,
                                       Bernstein & DiFrancesco
                                       15 Mountain Boulevard
                                       Warren, New Jersey 07059
                                       Telephone (908) 757-7800
                                       Facsimile: (908) 757-8039
                                       Attention: John E. Coley

Any such notice, request, demand or other communication shall be given to such other representative or at such other address as a party to this Agreement may furnish to the other parties in writing pursuant to this Section 11.3.

         11.4. Further Assurances. Each of the Sellers and the Agro Seller and the Buyer will, from time to time after the Closing, at the Buyer's or the Sellers and the Agro Seller's request, as the case may be, execute, acknowledge and deliver or will cause to be executed, acknowledged and delivered, all such additional documents and will take all such further action as may be reasonably required by the Buyer or the Sellers and the Agro Seller, as the case may be, in order to consummate the transactions contemplated by this Agreement and to convey and confirm the benefits intended by this Agreement and will provide such information after the Closing as the Buyer or the Sellers and the Agro Seller, as the case may be, may reasonably request.

         11.5. Resolution of Disputes. (a) If a dispute arises concerning or related to this Agreement or the transactions contemplated hereby, the parties agree to enter into good faith efforts to resolve the dispute at a meeting or meetings in which a senior official or officials of the Buyer with decision-making power and the Sellers and the Agro Seller shall participate. The purpose of such negotiations will be an honest effort to allow a corporate official of the Buyer and the Sellers and the Agro Seller to resolve the dispute prior to expensive and lengthy litigation. The parties shall have complete discretion as to what procedures shall be used and what agenda shall be discussed.

               (b) If the dispute cannot be resolved as such meeting or meetings, the parties agree to submit the dispute to nonbinding mediation by a mediator mutually selected by the parties. If the parties are unable to agree upon a mediator, then the mediator shall be appointed by the American Arbitration Association. In any event, the mediation shall take place within thirty (30) days of the date a party gives the other parties written notice of its desire to mediate the dispute.

               (c) Any such meeting or mediation shall be held as confidential by all parties and the parties hereto do commit themselves that they shall not disclose either the existence of such meetings or mediation or the content thereof. Any participation in or initiation of such meetings or negotiations shall not be deemed to be an admission of liability and no statement made or provided in or related thereto shall be construed as a statement against interest or otherwise disclosed or used in any proceeding involving the parties.

               (d) The parties agree not to file litigation (whether by original complaint, third party complaint or otherwise) before the completion of the meetings and mediation. In the event a party files litigation prior to the conclusion of such meetings and mediation, any other party may request the Court to grant a stay of the litigation while the parties attempt to settle the litigation through such meetings and mediation, and the party which has filed the litigation (i) agrees not to oppose such a stay and (ii) shall be liable to the other parties for the reasonable attorney fees and expenses of the other parties incurred in seeking a stay of the litigation pending the conclusion of such meetings and mediation.

         11.6. Assignment; Successors In Interest.

               (a) Except with the prior written consent of the other parties hereto (which shall not be unreasonably withheld), no transfer or assignment by any party of any of its rights under this Agreement shall be made to any person or entity.

               (b) This Agreement shall be binding upon the parties to this Agreement and their respective successors and assigns (whether or not permitted), shall inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns (and to or for the benefit of no other person or entity, whether an employee or otherwise, whatsoever), and any reference to a party to this Agreement shall also be a reference to a successor or assign.

         11.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New Jersey regardless of principles of conflict of laws. The courts of the State of New Jersey or of the United States sitting in the State of New Jersey shall have the exclusive jurisdiction over any and all claims, lawsuits and litigation relating to or arising out of this Agreement, the subject matter hereof or the transactions contemplated hereby. Each of the parties hereto hereby irrevocably (a) submits to the personal jurisdiction of such courts over such party in connection with any litigation, proceeding or other legal action arising out of or in connection with this Agreement, (b) waives to the fullest extent permitted by law any objection to the venue of any such litigation, proceeding or action which is brought in any such court and (c) agrees to the mailing of service of process to the address specified above for such party as an alternative method of service of process in any legal proceeding brought in any such court.

         11.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         11.9. No Third Party Rights. This Agreement is intended to be solely for the benefit of the parties to this Agreement and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties to this Agreement and their heirs, successors and assigns.

         11.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision in invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in any acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

         11.11. Obligations of the AFA Group and Agro. Whenever this Agreement requires any corporation comprising the AFA Group or Agro to take any action, such requirement shall be deemed to include an undertaking on the part of the Sellers and the Agro Seller (prior to Closing) and on the part of the Buyer (after Closing) to cause such corporation to take such action.

         11.12. Entire Agreement. This Agreement, which is deemed to include all exhibits, schedules and certificates delivered pursuant to the terms hereof, and the Confidentiality Agreement embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, whether expressed or implied (collectively, "Prior Inducements"), by any Seller or the Agro Seller, or any officer, employee or representative of any party hereto with respect thereto. The Buyer, the Sellers and the Agro Seller acknowledge and agree that in entering into this Agreement none of them has relied upon any such Prior Inducements, and Buyer, the Sellers and the Agro Seller agree that none of them will seek to initiate or maintain any suit, action, claim or defense based upon or arising out of any Prior Inducement.

         11.13. Amendment; Waiver. This Agreement may be amended, and any provision hereof waived, but only in a writing signed by the party against whom such amendment or waiver is sought to be enforced. The granting of any waiver with respect to any failure to comply with any provision of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with any provision of this Agreement.

         11.14. Headings. Headings and numbers have been set forth herein for convenience only and are not to affect the construction or be taken into consideration in interpreting this Agreement.

         11.15. Fair Construction. This Agreement shall be deemed to be the joint work product of the Buyer, the Sellers and the Agro Seller without regard to the identity of the draftsperson, and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable.

         IN WITNESS WHEREOF the parties have duly executed this Agreement as of the day and year first above written.

                                  BUYER:

                                  KTI Recycling of New Jersey, Inc.


                                  By: /s/ Robert E. Wetzel
                                      -----------------------------
                                      Name:  Robert E. Wetzel
                                      Title:  Senior Vice President


                                 SELLERS:

                                 /s/ Anthony A. Peterpaul
                                 ----------------------------------
                                 Name:  Anthony A. Peterpaul


                                 /s/ Frank Peterpaul
                                 ----------------------------------
                                 Name:  Frank Peterpaul


                                 /s/ Anthony A. Peterpaul, Attorney in Fact for
                                 ----------------------------------------------
                                 Name:  Anthony Peterpaul


                                    The AFA Group, Inc.


                                    By:  /s/ Anthony A. Peterpaul
                                         -----------------------------



                                    AFA Pallet Co., Inc.


                                    By:  /s/ Anthony A. Peterpaul
                                         -----------------------------



                                    Advanced Enterprises Recycling, Inc.



                                    By:  /s/ Anthony A. Peterpaul
                                         -----------------------------

                                    Allied Equipt. & Sales Corp., Inc.


                                    By:  /s/ Anthony A. Peterpaul
                                         -----------------------------



                                    American Supplies Sales Group, Inc.


                                    By:  /s/ Anthony A. Peterpaul
                                         -----------------------------



                                    Artic, Inc.


                                    By:  /s/ Anthony A. Peterpaul
                                         -----------------------------



                                    Atlantic Transportation Technologies, Inc.


                                    By:  /s/ Anthony A. Peterpaul
                                         -----------------------------



                                    Agro Products Inc.


                                    By:  /s/ Anthony A. Peterpaul
                                         -----------------------------
                                             Attorney in Fact for
                                             Anthony Peterpaul